Exhibit 10.2

SETTLEMENT AGREEMENT

Under

RLS — Epirus BOW015 Manufacturing and Supply Agreement

This Settlement Agreement, dated as of 22 April, 2015 (the “Settlement Effective Date”), is by and between Epirus Switzerland GmbH, a Swiss corporation having its principal place of business at General-Guisan-Strasse 6, 6303 Zug, Switzerland (“Epirus”), and Reliance Life Sciences Pvt. Ltd. having its registered office at Dhirubhai Ambani Life Sciences Centre, Plot no. R-282, TTC Area of MIDC, Thane Belapur Road, Rabale, Navi Mumbai - 400 701, India (“Reliance”).

RECITALS:

WHEREAS, Epirus and Reliance are parties to that certain Manufacturing and Supply Agreement dated 14 May, 2014 (as amended or supplemented, the “Supply Agreement”; capitalized terms defined in the Supply Agreement shall have the same meanings when used in this Settlement Agreement), pursuant to which Reliance supplies Epirus and Epirus Licensees with BOW015, in accordance with the terms and conditions stated therein; and

WHEREAS, the Parties are in dispute on the scope of Reliance’s manufacturing supply rights under the Supply Agreement and whether Epirus is in breach of its obligations thereunder (the “Dispute”), and Reliance has initiated an arbitration proceeding under the auspices of the International Chamber of Commerce (the “ICC”) entitled Reliance Life Sciences Private Limited (India) v. Epirus Switzerland GmbH (Switzerland), ICC Case No. 20894/RD (the “Arbitration”); and

WHEREAS, to avoid the delay, uncertainty, and expense of arbitration, the Parties desire to resolve the Dispute, and Reliance is prepared to withdraw its arbitration demand, without any admission of liability by either Party, on the terms and conditions set forth in this Settlement Agreement; and

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows.

TERMS AND CONDITIONS

1.                                      Final BOW015 Batch Demand; Technology Transfer.

a.                              Attached as Annex A is Epirus’s final batch demand for BOW015 to be manufactured by Reliance under the Supply Agreement, on the schedule and in the amounts reflected thereon (the “Final BOW015 Batch Demand”), with (i) the initial fifteen (15) batches indicated thereon, to be manufactured on or before 30 June 2016, being a binding forecast on both Parties (the “Binding Forecast”), and (ii) the final five (5) batches indicated thereon, to be manufactured on or before 31 December 2016, being a non-binding forecast (the “Non-Binding Forecast”), subject to Epirus’s obligation, by no later than 31 December 2015, to finalize and make binding the Non-Binding Forecast (it being understood that Epirus shall be permitted to request fewer, but not more than, five (5) batches as part of such final demand).  The finalized version of the Non-Binding Forecast so made by Epirus shall be fully binding on Reliance in the same manner as the Binding Forecast.  Epirus or an Epirus Licensee shall deliver Purchase Orders for the respective Batches on a quarterly basis, including identifying if such Batch shall be delivered as Drug Substance (with an agreed Supply Price of US$300,000 per 640L Batch, Ex-Works (INCOTERMS 2010), equal to approximately 380 to 420 grams of BOW015 API) or BOW015 Finished Product at $85/vial, and Reliance shall be responsible for Manufacturing such Batches and fulfilling the related Purchase Order on the terms and conditions set forth in the Supply Agreement.  The Parties further agree that all of the price, payment, delivery, inspections, quality, and other supply terms under the Supply Agreement shall remain in full force and effect in respect of the Final BOW015 Batch Demand.

b.                              For clarity, the BOW015 technology transfer contemplated by Section 7.5 of the Supply Agreement shall continue in full force and effect during the term of this Settlement Agreement, and Epirus shall compensate Reliance as per Section 7.5 for any such technology transfer.

2.                                      Reliance Transfer of BOW015 Marketing Authorization.  Reliance shall use all reasonable commercial efforts to transfer, to Epirus or its designee, the BOW015 marketing authorization (the “BOW015 MA”) granted by the Drug Controller General of India (“DCGI”), currently held in the name of Reliance on behalf of Epirus, provided that (i) Epirus shall compensate Reliance for such BOW015 MA transfer in accordance with Annex B attached hereto, and (ii) Reliance shall provide no assurance or guarantee to Epirus or any Epirus Licensee that the BOW015 MA transfer shall be approved or otherwise permitted by DCGI, or the scope of the final terms to be required by DCGI in respect thereof.

3.                                      Settlement Fee.  Epirus shall pay to Reliance a fee of US$2,250,000 (the “Settlement Fee”), payable as follows:

a.                              An initial payment of US$750,000, payable within ten (10) days of the Settlement Effective Date; and

b.                              Three (3) installments of US$500,000 each, payable within ten (10) days of each of the following dates: 31 August, 2015, 31 January, 2016, and 30 June, 2016, for total installment payments equal to US$1,500,000.

The Settlement Fee shall be made by means of transfer to a bank account designated by Reliance in writing.

If Epirus fails to make the initial payment or any installment payment to Reliance under this Settlement Agreement within the applicable payment due dates as mentioned above, Reliance shall be entitled to reject any Purchase Order placed by Epirus until such time as Epirus has made payment to Reliance, in full, of the outstanding amount due.

4.                                      Termination of Supply Agreement and All Related Agreements.  Following the satisfaction in full of the requirements set forth in this Settlement Agreement, the Parties agree that the Supply Agreement, the Quality Agreement dated May 14, 2014 between Epirus and Reliance, the Safety Data Exchange Agreement dated October 2014 between Ranbaxy Laboratories Limited (“Ranbaxy”), Epirus and Reliance, and the Tripartite Letter for Quality Agreement dated October 2014 between Ranbaxy, Epirus, and Reliance, shall be terminated and no longer in force and effect, without any action required by either Party, subject to the survival of any terms expressly stated therein to survive any such termination.

5.                                      Mutual Release and Withdrawal of All Claims Arising Under the Supply Agreement.

a.                              Definition of “Claim” and “Claims”.  As used herein, the term “Claim” or “Claims” means any and all manner of action or actions, claim or claims for relief in law or in equity, suits, debts, liens, contracts, promises, liabilities, controversies, injury to person or property, claims, predicate acts, demands, judgments, damages, losses, attorneys’ fees, costs or expenses, whether fixed or contingent, direct or indirect arising under or relating to the Supply Agreement that were or that could have been raised under the Supply Agreement.

b.                              Release by Reliance.  Reliance, for itself, its successors, assigns, subsidiaries, parent companies, affiliated companies, officers, directors, employees, and agents, including attorneys, whether past or present, hereby releases and forever discharges Epirus, its successors, assigns, subsidiaries, parent companies, affiliated companies, officers, directors, employees, and agents, including attorneys, whether past or present, including all other entities controlled by or under common control with Epirus, from any and all causes of Claims arising under the Supply Agreement of every kind and nature whatsoever, whether known or unknown, that Reliance has or may have, whether at law or equity, including but not limited to any claims that could have been asserted in the Arbitration, provided, however, that nothing herein shall in any way impair or restrict the rights of any of the Parties to enforce the terms of this Settlement Agreement.

c.                               Release by Epirus.  Epirus, for itself, its successors, assigns, subsidiaries, parent companies, affiliated companies, officers, directors, employees, and agents, including attorneys, whether present or past, hereby releases and forever discharges Reliance, its successors, assigns, subsidiaries, parent companies, affiliated companies, officers, directors, employees, and agents, including attorneys, whether past or present, including all other entities controlled by or under common control with Reliance, from any and all causes of Claims arising under the Supply Agreement of every kind and nature whatsoever, whether known or unknown, whether at law or equity, that Epirus has or may have, including but not limited to any claims that could have been asserted in the Arbitration, provided, however, that nothing herein shall in any way impair or restrict the rights of any of the Parties to enforce the terms of this Settlement Agreement.

d.                              No Ongoing Exclusivity Obligation.  For the avoidance of doubt, to the extent any obligation on Epirus to use Reliance as its exclusive supplier of BOW015 ever existed, it is extinguished as of the Settlement Effective Date and may not serve as basis for any future Claims by Reliance.

e.                                       Reliance Rights Relating to Infliximab Product.  For the avoidance of doubt, Reliance may manufacture, sell, market and distribute or offer to sale the product containing infliximab, or that is biosimilar to infliximab (a “Reliance Infliximab Product”), provided that (a) such Reliance Infliximab Product has been developed without the benefit of, and (b) the manufacture, distribution and sale of such Reliance Infliximab Product does not require, use, refer to, incorporate or rely upon, any (i) Epirus Materials or (ii) Epirus Confidential Information.

f.                                        Withdrawal of Arbitration Proceeding.  Reliance shall notify the ICC of its desire and intent to discontinue the Arbitration within fifteen (15) days of the Settlement Effective Date, subject to Reliance receiving the initial payment of US$750,000 from Epirus.  Reliance agrees to a further stay of Epirus’s obligation to file its Answer to Reliance’s Request for Arbitration and to the appointment of an Arbitrator for fifteen (15) days from Settlement Effective Date.

6.                                      Miscellaneous Provisions.

a.                                      Construction.                       Each of the Parties acknowledges that this Settlement Agreement has been negotiated at arms-length among persons knowledgeable in the matters dealt with herein, and each party participated in its drafting.  Any rule of law or other statutes, legal decisions or common law principles which would require the interpretation of any ambiguities in this Settlement Agreement against the party that drafted it is of no application and hereby is expressly waived.

b.                                      Costs; Expenses.  Except as provided herein, each Party shall be responsible for its own costs and expenses, including attorney’s fees, related to the resolution of the Dispute and/or the Arbitration.

c.                                       No Admission of Liability.  The Parties understand and agree that neither the execution of this Settlement Agreement, or the Releases provided for herein, nor the performance of this Settlement Agreement, shall be construed as an admission of any liability by either of the Parties.

d.                                      Confidentiality.  This Settlement Agreement, including the terms and conditions set forth herein, shall be covered by Section 12 of the Supply Agreement, including provisions for required disclosure to comply with applicable laws or government regulations, including securities exchange regulations.

e.                                       Counterparts; Signatures.  This Settlement Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Settlement Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

f.                                        Entire Agreement.  This Settlement Agreement sets forth the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings related thereto.

g.                                       Understanding of Agreement.  The Parties, and each of them, represent and warrant that they have read this Settlement Agreement, that they have had adequate time to consider it, that they have consulted with an attorney prior to executing this Settlement Agreement, that they understand the meaning and application of this Settlement Agreement, that they have not relied on any representations or statements of any other Party or its respective counsel with respect to the subject matter of this Settlement Agreement, and that they have signed this Settlement Agreement knowingly, voluntarily, and of their own free will with the intent of being bound by it.

h.                                      Waiver; Amendments.  Failure by either Party to enforce any rights under this Settlement Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.  No modification or amendment to this Settlement Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

i.                                          Choice of Law; Venue.  The validity, performance, construction and effect of this Settlement Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of laws principles.  All disputes arising out of or in connection with this Settlement Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules.  The place of the arbitration shall be New York, New York.  The language of the arbitration shall be English.  Judgment upon any award(s) rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Except as may be required by law, neither a party nor its representatives nor a witness nor an arbitrator may disclose the existence, content, or result of any arbitration hereunder without the prior written consent of both parties.

j.                                         Severability.  If any provision of this Settlement Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Settlement Agreement will continue in full force and effect and be enforceable.  The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

k.                                      Further Assurances.  Consistent with the terms and conditions hereof, to the extent possible and permitted by law, each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other instruments, certificates, and other documents as any other Party hereto may reasonably require in order to carry out the intent and accomplish the purposes of this Settlement Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

For and on behalf of		For and on behalf of

EPIRUS SWITZERLAND GMBH		RELIANCE LIFE SCIENCE PVT LTD

Signature :	/s/ Amit Munshi	Signature :	/s/ K.V. Subramaniam

Name :		Name :	K.V. Subramaniam

Title :	Amit Munshi, Managing Director	Title :	President

ANNEX A

FINAL BOW015 BATCH DEMAND

2015				2016
Binding Portion of Forecast						Non-Binding Portion of Forecast**
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
5*	1	1	2	3	3	2	3

* Batches already under POs delivered by Epirus and Epirus Licensee.

** Epirus shall make final changes and commitment to these batches by no later than 31 December, 2015.

ANNEX B

Details of Professional Fees for Regulatory Support Services

Hourly Rates of Non-Clinical Staff

Resources	Fee Rate (USD per hour)
Group Head	150
Manager	100
Associate	70
Administrative Support	50

* Pass through expenses will be charged extra at actuals plus 5% basis.